UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K
____________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2017
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R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On March 9, 2017, the board of directors (the “Board”) of R1 RCM Inc. (the “Company”) increased the number of directors comprising the Board to ten and elected Michael C. Feiner as a Class I director of the Company, to serve until the Company’s 2017 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Feiner was elected upon the recommendation of the Nominating and Corporate Governance Committee of the Board. Mr. Feiner was not selected pursuant to any arrangement or understanding between him and any other person. In addition, Mr. Feiner is not a party to any transaction, or series of transactions, involving the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board also determined that Mr. Feiner is “independent” within the meaning of NASDAQ and NYSE rules. In determining that Mr. Feiner is independent, the Board considered payments that the Company made to Feiner Consulting, Inc., a company owned by Mr. Feiner, for consulting services pursuant to a consulting engagement that ended in 2016.  Such payments did not exceed $120,000 in the aggregate.

Mr. Feiner will receive compensation for his Board service as a non-employee director consistent with the Company’s non-employee director compensation program. In addition, the Company has entered into an indemnification agreement with Mr. Feiner in the form that the Company has entered into with its other directors, which provides that the Company will indemnify Mr. Feiner to the fullest extent permitted by law for claims arising in his capacity as a director of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Feiner, the Company will be required to advance his expenses in connection with his defense of that claim, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

Mr. Feiner, 74, is the founder of Michael C. Feiner Consulting, Inc., a consulting firm specializing in advising companies on human capital strategies, organization development and leadership effectiveness. He has served as its President since the firm’s founding in 1996. Mr. Feiner also serves on the board of Universal Hospital Services, Inc., a publicly-held medical equipment rental and services company. Mr. Feiner also served as Senior Advisor for Irving Place Capital, a private equity fund located in New York, New York, from 2011 to 2015. From 2000 to 2010, Mr. Feiner served as a professor and the Sanford C. Bernstein & Co. Ethics Fellow for Columbia Business School. Mr. Feiner worked for Pepsi-Cola Company from 1975 to 1995 where he served as Senior Vice President and Chief People Officer for Pepsi’s beverage operations worldwide from 1989 until his retirement in 1995. His book, The Feiner Points of Leadership: The 50 Basic Laws That Will Make People Want To Perform Better For You, was selected by the Toronto Globe and Mail as the Best Business Book of 2004. Mr. Feiner holds an M.B.A. from Columbia Business School and a B.A. from Boston University. We believe Mr. Feiner’s extensive experience and knowledge in the field of human resources, as well as his experience as a senior officer of a large public corporation, qualify him to serve on our Board.

Item 8.01 Other Events.

On March 13, 2017, the Company announced that its common stock will begin trading on The Nasdaq Capital Market at the commencement of trading on March 15, 2017 and that the Company’s new stock symbol will be RCM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 13, 2017

R1 RCM Inc.

		By:	/s/ Christopher S. Ricaurte

Christopher S. Ricaurte
Chief Financial Officer and Treasurer